SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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VERSAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Wednesday, November 16, 2011, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the Springfield Golf and Country Club by car, from either I-95 or I-495. From I-95: exit Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House. From I-495: exit I-95 South to Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House.

The stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Paul J. Hoeper

Chairman of the Board

October 12, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on November 16, 2011

This Proxy Statement and the Versar Annual Report to Stockholders for fiscal year 2011 are available at http://www.cfpproxy.com/7054

•

The 2011 Annual Meeting of Stockholders of Versar, Inc. will be held on Wednesday, November 16, 2011, at 10:00 a.m., local time, at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152.

•	The matters to be acted on at the 2011 Annual Meeting of Stockholders of Versar, Inc. are:

•	Electing eight directors to serve until the Annual Meeting of Stockholders in 2012,

•	Ratifying the appointment of Grant Thornton LLP as the independent registered public accountants for Versar for the fiscal year 2012.

•

Versar also makes available on its internet website (www.versar.com) its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings with the Securities and Exchange Commission, any Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of each Committee of the Board of Directors, its Corporate Governance Guidelines and its Code of Business Ethics and Conduct. Information contained on Versar’s website should not be deemed filed with, and is not incorporated by reference into, this Proxy Statement or any of Versar’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Versar specifically so provides.

•	You are invited to attend the meeting in person and, if you do, you may cast your vote in person at the meeting.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.:

The 2011 Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Wednesday, November 16, 2011, at 10:00 a.m. local time for the following purposes:

1. To elect eight directors to serve until the 2012 Annual Meeting of Stockholders;

2. To ratify the appointment of Grant Thornton LLP as independent registered public accountants for fiscal year 2012, and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 30, 2011 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

James C. Dobbs

Secretary

October 12, 2011

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

VERSAR, INC.

6850 Versar Center

Springfield, Virginia 22151

(703) 750-3000

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 16, 2011

GENERAL

This Proxy Statement and the enclosed proxy card are being mailed on or about October 12, 2011 to stockholders (“Stockholders”) of Versar, Inc. (“Versar” or the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 10:00 a.m. local time at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on November 16, 2011. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

On or about October 12, 2011, the Annual Report of the Company for fiscal year 2011 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed in a single envelope to holders of Versar’s Common Stock, par value $.01 per share (“Common Stock”), at the close of business on September 30, 2011 (the “Record Date”).

Record Date and Voting Rights

Only holders of record of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 9,614,074 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming that a quorum is present for the Annual Meeting, then those eight nominees for director who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2 must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposal No. 2, abstentions are counted for purposes of calculating shares present and entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For purposes of Proposal No. 2, broker non-votes are not counted as shares present and entitled to vote and therefore have no effect with respect to such proposal.

Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors’ nominees, FOR Proposal No. 2 and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and other proposals, as indicated in the accompanying proxy card.

The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. In addition, Versar has engaged Georgeson to assist in the solicitation of proxies. Versar anticipates that the costs associated with this engagement will be approximately $ 3,000 plus costs and expenses incurred by Georgeson. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them in this regard.

Principal Stockholders

The table below sets forth, as of September 26, 2011, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class of Stock
Dr. Robert L. Durfee(1) 6850 Versar Center Springfield, VA 22151	623,413	6.5%
Eliot•Rose Asset Management, LLC(2) 1000 Chapel View Boulevard Cranston, Rhode Island 02920	1,124,300	11.7%
Tapestry Investment Partners, LP(3) 1000 Chapel View Boulevard Cranston, Rhode Island 02920	665,500	6.9%
Wedbush, Inc.(4) 1000 Wilshire Boulevard Los Angeles, California 90017	621,007	6.5%

(1)

For a description of the nature of the beneficial ownership of Dr. Durfee, see “SECURITY HOLDINGS OF MANAGEMENT.” The information with respect to shares of Common Stock held by Dr. Durfee are based upon filings with the Securities and Exchange Commission (the “SEC”) and information supplied by Dr. Durfee.

(2)

The information with respect to the shares of Common Stock held by Eliot•Rose Asset Management LLC (“Eliot•Rose”) is based on filings made on Schedule 13G with the SEC by Eliot•Rose and Gary S. Siperstein filing as a group. According to such filings, Eliot•Rose has sole voting and dispositive power with respect to such Common Stock. 665,500 shares beneficially owned by Tapestry Investment Partners, LP (“Tapestry”) are included in the total shares held by Eliot•Rose.

(3)

The information with respect to the shares of Common Stock held by Tapestry is based on filings made on Schedule 13G with the SEC. According to such filings, Tapestry has sole voting and dispositive power with respect to such Common Stock. 665,500 shares beneficially owned by Tapestry are also included in the total shares held by Eliot•Rose.

(4)

The information with respect to the Common Stock held by Wedbush, Inc. is based on filings made on Schedule 13G with the SEC by Wedbush, Inc., Edward W. Wedbush, Wedbush Securities, Inc., Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP (collectively, “Wedbush”) filing as a group. Wedbush reports that Wedbush, Inc. has sole voting and sole dispositive power as to 190,099 shares. Edward W. Wedbush has the sole voting and sole dispositive power as to 214,071 shares. Wedbush Securities, Inc. has sole voting and sole dispositive power as to 31,208 shares. Wedbush, Inc., Edward W. Wedbush and Wedbush Securities, Inc. have shared voting power as to 479,962 shares and shared dispositive power as to 621,007 shares. Wedbush Opportunity Capital, LLC and Wedbush Opportunity Partners, LP have shared voting and dispositive power as to 30,287 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors (the “Board”) of the Company recommends the election of the eight persons named below who have been nominated by the Board of Directors to serve as directors of Versar until the fiscal year 2012 annual meeting of Stockholders and until their successors have been duly elected and qualified or their earlier resignation or removal. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such for the time indicated opposite his or her name, except Jeffrey A. Wagonhurst who is newly nominated. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

Name	Served as Director	Business Experience and Age
Robert L. Durfee	1969 to the present

Independent consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 2004; and President of GEOMET Technologies, LLC, a subsidiary of the Company, from 1991 to June 2004. Age 75.

Dr. Durfee is a highly experienced executive. His prior roles at Versar, including as one of the Company’s founders and as President of a principal subsidiary, GEOMET Technologies, LLC, give him unique insight into the Company’s businesses, particularly those aspects of environmental compliance, chemical agent destruction and personal protective equipment.

James L. Gallagher	2000 to the present

President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager Westinghouse Government Operations Business Unit 1992 to 1994. Age 74.

Mr. Gallagher was a highly experienced executive of a leading environmental and energy unit of a Fortune 500 company. With his significant financial, business, operations and contracting experience, Mr. Gallagher provides leadership to the Board’s Audit Committee. His experience in construction management and outsourcing of large government facilities is important to two of the Company’s core businesses. As a former consultant to the U.S. Department of Energy, Mr. Gallagher is able to provide knowledge of markets and client needs in the energy sector.

Amoretta M. Hoeber	2000 to the present

President, AMH Consulting since 1992; Director, Strategic Planning, TRW Federal Systems Group and TRW Environmental Safety Systems, Inc. from 1986 to 1992; Deputy Under Secretary U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 69.

Name	Served as Director	Business Experience and Age

Ms. Hoeber’s experience in government contracting, strategic planning and business development bring a unique perspective to the core Versar businesses as well as an understanding of the strategic planning process to advise Versar as it develops its key business competencies. Her extensive network and membership in several key U.S. government advisory boards also give her insight into the needs and priorities of Versar’s biggest client group, the Federal government, specifically the Department of Defense.

Paul J. Hoeper	2001 to the present

Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President Fortune Financial from 1994 to January 1996. Mr. Hoeper was a director of Technology Research Corporation. Age 65.

Mr. Hoeper’s experience as a merchant banker and senior Department of Defense official, plus his former role as a director of another public company, provide organizational, financial and business experience to the Board. Mr. Hoeper’s participation in various government advisory groups and institutions enhances his leadership of the Board of Directors and contributes considerably to the strategic and risk management of issues that the Board focuses upon.

Amir A. Metry	2002 to the present

Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; and Vice President, Roy F. Weston from 1981 to 1989. Age 69.

Dr. Metry’s prior business experience in the United States, overseas and ongoing charitable work in Egypt and the Sudan provides Versar with international business experience in an area that has become its largest business segment. Dr. Metry’s experience includes launching new business and operations in the Middle East, Europe and the Pacific rim. Also, Dr. Metry’s many years experience and present business relationships in engineering and environmental businesses enhances his leadership on organizational and compensation issues faced by Versar.

Anthony L. Otten	2008 to the present

Chief Executive Officer of Versar since February 2010; Managing Member of Stillwater, LLC from July 2009 to February 2010; Director of New Stream Capital, LLC and Operating Partner of New Stream Asset Funding, LLC from 2007 to June 2009; Managing Member, Stillwater, LLC from 2004 to 2007; Principal, Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Age 55.

Name	Served as Director	Business Experience and Age

Mr. Otten, as Chief Executive Officer, brings the perspective and input of the senior management team to the Board discussions. As a former CEO, senior financial manager and entrepreneur, he brings a strategic vision with practical operating and financial implications to the Board’s discussions.

Ruth I. Dreessen	2010 to the present

Managing Director, Lion Chemical Capital since October 2010; Executive Vice President and Chief Financial Officer of TPC Group, Inc. from November 2005 to May 2010; Senior Vice President and Chief Financial Officer of Westlake Chemical Corp. from 2003 to 2005. Worked for JP Morgan Chase & Co. (and predecessor companies) for 21 years in various banking capacities, ending as a Managing Director of an investment banking unit. Age 55.

Ms. Dreessen is a highly experienced business executive with extensive experience in financial and accounting matters. She also has experience in improving stockholder value in public companies. These skills, plus the perspective she brings from her experience in a complementary business area, provides Versar with expertise in finance and accounting, plus strategic initiatives, including acquisitions.

Jeffrey A. Wagonhurst, Sr.	New Nominee

President of Versar since February 2010; Executive Vice President, Program Management Group of Versar since May 2009; Senior Vice President of Versar since September 2006; joined Versar as Army Program Manager in February 1999; retired from government service in May 1997 as a Colonel after a 30 year career with the U. S. Army. Age 64.

Mr. Wagonhurst is an experienced business executive and leader who brings the perspective and input of Versar’s operational management to the Board’s discussions. As a long time Versar executive and senior military officer, he provides a perspective and insight from Versar’s largest client, the Department of Defense.

Board’s Leadership Structure

The Board has determined that the positions of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”) should be held by different persons. In addition, the Board believes that the Chairman should not be an employee. Since July 1, 2000, the Board has been led by an independent Non-Executive Chairman. Under the Company’s Corporate Governance Guidelines, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling of executive sessions of the non-employee directors, and setting relevant items on the Board’s agenda in consultation with the Chief Executive Officer as necessary or appropriate. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from, Company management; the ability of the Board to carry out its roles and responsibilities on behalf of the Stockholders; and the overall corporate governance compared to the prior combined Chairman/Chief Executive Officer leadership structure. Further, the Board believes this structure is a more effective method of monitoring and evaluating the Chief Executive Officer’s performance, thereby making the Chief Executive Officer more accountable.

Risk Oversight

Management of risk is the direct responsibility of the Company’s Chief Executive Officer and the senior management team. The Board of Directors as a whole has oversight responsibility focusing on key risk management issues and risk mitigation processes.

Versar faces a variety of enterprise risks, including legislative and regulatory risk, liquidity risk, compliance risk and operational risk. The Board believes an effective risk management system will (1) identify in a timely fashion the material risks that the Company faces, (2) communicate appropriate information regarding senior executive management strategies and their associated risks to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into the Company’s decision-making.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe the Board’s leadership structure, including strong Board Committee Chairpersons and open communication between management and directors promotes effective oversight of Versar’s risk management program.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation, Nominating & Governance and Corporate Development Committees.

During fiscal year 2011, the members of the Executive Committee were Mr. Otten (Chairperson), Dr. Durfee, Ms. Hoeber and Mr. Hoeper. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

The Audit Committee, which the Board of Directors has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE Amex LLC (“NYSE Amex”) listing standards and the rules and regulations of the SEC, consisted of Mr. Gallagher (Chairperson), Mr. Hoeper, Ms. Dreessen, and Dr. Durfee. The Committee’s primary responsibilities, as defined by its written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Ms. Dreessen qualifies as an Audit Committee Financial Expert as defined under the rules and regulations of the SEC and is independent as noted above.

The Compensation Committee was comprised of Dr. Metry (Chairperson), Ms. Dreessen, Ms. Hoeber and Dr. Durfee during fiscal year 2011. The Board of Directors has determined that all members of the Compensation Committee are independent directors for purposes of Compensation Committee service in accordance with the listing standards of NYSE Amex. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the CEO of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and stock option, restricted share and restricted share unit grants under those plans. The Committee also reviews and recommends to the Board of Directors an appropriate compensation program for the Board of Directors. The role of executive officers of the Company in determining or recommending the amount or form of executive compensation is discussed under the caption “Compensation Discussion and Analysis” beginning on page 14.

The Nominating & Governance Committee was comprised of Ms. Hoeber (Chairperson), Mr. Hoeper, Mr. Gallagher and Dr. Metry during fiscal year 2011. The Board of Directors has determined that all members of the Committee are independent directors in accordance with the listing standards of NYSE Amex. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet such criteria for annual election. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors in writing to the Chairman of the Nominating & Governance Committee at the Company’s Springfield office, care of the Corporate Secretary. The Committee also develops and implements corporate governance principles and policies.

The Corporate Development Committee was comprised of Mr. Otten (Chairperson), Mr. Hoeper and Dr. Durfee during fiscal year 2010. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, assists and advises management and, on behalf of the Board, monitors and oversees corporate development activities not in the ordinary course of the Company’s business. The Committee also reviews any strategic alternatives under consideration.

Board and Committee Meetings; Annual Meeting Attendance

During fiscal year 2011, the Board of Directors met five times. The Executive and Corporate Development Committees did not meet. The Audit Committee met five times. The Compensation Committee met four times. The Nominating & Governance Committee met five times. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served. The Company does not have a policy requiring Board Members to attend the annual meeting of Stockholders. All of the Board members attended the 2010 annual meeting.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, Dr. Metry, Dr. Durfee, Ms. Hoeber and Ms. Dreessen served as members of the Compensation Committee. No reportable relationships or transactions occurred for such committee members during fiscal year 2011.

Directors’ Compensation

During fiscal year 2011, each non-employee director received an annual fee consisting of $6,000 in cash, plus the grant of 4,000 shares of restricted stock which vest over a period of one year. Each non-employee director is also paid an attendance fee in cash of $1,400 for each meeting of the Board or of its committees where the director is physically present and of $700 for each meeting attended telephonically. In addition, the Chairmen of the Audit, Compensation and Nominating & Governance Committees are paid an additional $6,000 a year in cash as compensation for increased responsibility and work required in connection with those positions. The non-employee Chairman of the Board is paid an additional $13,000 a year in cash and is granted an additional 3,500 shares of restricted stock for additional responsibilities and efforts on behalf of the Company.

DIRECTOR COMPENSATION

FY2011

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total
Paul J. Hoeper	35,350	24,675	$60,025
Robert L. Durfee	19,300	13,160	$32,460
James L. Gallagher	32,000	13,160	$45,160
Amoretta M. Hoeber	26,000	13,160	$39,160
Amir A. Metry	32,000	13,160	$45,160
Ruth I. Dreessen	10,900	13,160	$24,060

(1)

Anthony L. Otten is not included in this table because as an employee he receives no extra compensation as a director. The compensation received by him in fiscal year 2011 is shown on the Summary Compensation Table included herein.

(2)	Includes all fees earned or paid for services as a director in fiscal year 2011, including annual retainer, committee or Board chair fees and meeting fees.

(3)

Represents the fair value of shares of restricted stock granted in fiscal year 2011 which is the amount recognized for financial reporting purposes in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“Topic 718”). In accordance with Topic 718, the grant date fair value of each share of restricted stock is based on the closing price of Versar’s Common Stock on the date of the grant, November 17, 2010 for all stock awards, which was $ 3.29 per share. Restricted stock awarded to directors in fiscal year 2011 vests on November 15, 2011, the day before the first annual meeting of Stockholders after the date of grant.

At the end of fiscal year 2011, the non-employee directors owned the following number of options, all of which are vested, and unvested restricted shares:

	Unvested Restricted Stock Awards	Vested and Unexercised Stock Options
Paul J. Hoeper	7,500	10,121
Robert L. Durfee	4,000	44,868	(1)
James L. Gallagher	4,000	7,334
Amoretta M. Hoeber	4,000	10,521
Amir A. Metry	4,000	0
Ruth I. Dreessen	4,000	0

(1)	Includes 40,000 stock options granted while he was an employee of Versar.

Corporate Governance

The Company’s business is managed by its executives under the oversight of the Board of Directors. Except for Mr. Otten (and Mr. Wagonhurst if he is elected a director), no member of the Board is an employee of the Company. The Board limits membership of the Audit, Compensation and Nominating & Governance Committees to persons determined to be independent under NYSE Amex and SEC regulations.

The Board of Directors has established Corporate Governance Guidelines that, along with the charters of the Board’s committees and the Company’s Code of Business Ethics and Conduct, provide a framework for the governance of the Company. The Corporate Governance Guidelines and committee charters are posted on the Company’s website www.versar.com, under Corporate Governance. The Board believes that independent directors must comprise a substantial majority of the Board. Throughout fiscal year 2011 all of the Board members, except Dr. Theodore M. Prociv a member of the Board till the November 17, 2010 Annual Meeting, and Mr. Otten met the NYSE Amex and SEC standards for independence. The Board has determined that all of the following six non-employee directors in fiscal year 2011 are independent directors: Paul J. Hoeper, Robert L. Durfee, Ruth I. Dreessen, James L. Gallagher, Amoretta M. Hoeber and Amir A. Metry.

To facilitate continuing director education, the Company maintains a corporate membership in the National Association of Corporate Directors (NACD). Our Board members enhance their knowledge of current governance best practices and emerging issues through their participation in local and national NACD events and conferences.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee is responsible for determining which individuals, including existing directors, shall be submitted to the Board for nomination and to the Stockholders for election as directors. In fiscal year 2011, there was a formal procedure to screen existing directors for the nominating process. This process was expanded in September 2011, when the Board adopted a written Procedure for Director Nominations by Stockholders. Under this Procedure, Stockholders may recommend an individual for nomination to the Nominating & Governance Committee by written submission addressed to the Committee care of the Company’s Corporate Secretary, 6850 Versar Center, Springfield, Virginia 22151. The submitting Stockholder must include his or her name, address, telephone number; the number of Versar shares owned; a statement from the holder of the shares (usually a broker or bank) verifying the Stockholder’s holdings and a statement from the Stockholder as to whether the Stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of Stockholders. The nominating Stockholder must also submit certain information concerning the proposed nominee which can be obtained from the Company’s Secretary. Further, the nomination must contain information on the relationship, if any, between the proposed nominee and the nominating Stockholder, the Company’s competitors, customers, and suppliers, and any others with special interests regarding the Company. The nomination must also contain a statement on the qualifications of the proposed nominee, a statement from the Stockholder regarding whether, in the Stockholder’s view, the nominee would represent all Stockholders, and the consent by the nominee to be interviewed by the Committee. Under this new Procedure, the recommending Stockholder must submit a recommendation no later than 120 calendar days prior to the date set forth in the most recent proxy statement for the next contemplated annual meeting of Stockholders. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. Each director nominee must have experience in areas relevant and necessary to the Company’s activities, including leadership experience over an extended period of time; be under the age of 72; and, serve on less than four boards of other public companies.

Versar has not adopted a formal process for Stockholder communications with the Board of Directors. Stockholders and employees who desire to communicate directly to the Board of Directors, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee

c/o Corporate Secretary

Versar, Inc.

6850 Versar Center

Springfield, VA 22151

Code of Business Ethics and Conduct

The Company’s Board of Directors has adopted a Code of Business Ethics and Conduct most recently amended effective April 16, 2010, that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Business Ethics and Conduct is posted on the Company’s web site www.versar.com, under Corporate Governance. The Company intends to disclose on its website any amendments or modifications to the Code of Business Ethics and Conduct and any waivers granted under this Code to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In fiscal year 2011 and through the date of this Proxy Statement, no waivers have been requested or granted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Versar’s executive officers, directors and persons who beneficially own more than 10% of Versar’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Versar’s review of such reports furnished to Versar, Versar believes that all reports required to be filed by persons subject to Section 16(a) of the Exchange Act, and the rules and regulations thereunder, during fiscal year 2011, were timely filed, except that James C. Dobbs’ Form 4 for the return of shares to the Company in April 2011 to pay for taxes occurring upon issuance of restricted stock and Peter J. Cooper’s Form 4 for a sale of 3,682 shares in March 2011 were inadvertently filed late.

SECURITY HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the ownership of Versar’s Common Stock by the Company’s directors and each named executive officer named in the Summary Compensation Table that is currently employed with the Company, each nominee for director and the Company’s directors and executive officers as a group, as of September 26, 2011.

Individual or Group	Shares of Common Stock Beneficially Owned as of September 26, 2011(1)
	Number	Percent
Paul J. Hoeper(2)	55,021	*
Ruth I. Dreessen	30,300	*
Robert L. Durfee(3)	623,413	6.5%
James L. Gallagher(4)	27,321	*
Amoretta M. Hoeber(5)	25,721	*
Amir A. Metry	21,536	*
Anthony L. Otten(6)	72,900	*
Jeffrey A. Wagonhurst, Sr.(7)	43,113	*
Cynthia A. Downes(8)	13,000	*
J. Joseph Tyler	17,193	*
Lee A. Staab	9,389	*
All directors and executive officers as a group (15 persons)(9)	1,151,036	11.8%

*	= Less than 1%

(1)

For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 26, 2011. The table includes all unvested restricted stock owned by the individual.

(2)	Includes 10,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 26, 2011.

(3)

Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 44,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 26, 2011.

(4)	Includes 7,334 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 26, 2011.

(5)	Includes 10,521 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 26, 2011.

(6)

Mr. Otten is a Trustee of the Employee 401(k) Plan and as such he has shared investment power as to 376,645 shares and shared voting power as to 376,645 shares held by this plan. Mr. Otten disclaims beneficial ownership of the plan shares arising solely from his position as Trustee, none of which are included in the above table.

(7)	Includes 2,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 26, 2011.

(8)

Ms. Downes is a Trustee of the Employee 401(k) Plan and as such she has shared investment power over 376,645 shares and shared voting power over 376,645 shares held by this plan. Ms. Downes disclaims beneficial ownerships of the plan shares arising solely from her position as Trustee, none which are included in the above table.

(9)

Excludes shares held by the Employee 401(k) Plan as described in notes 6 and 8. Also, includes 133,844 shares that may be purchased upon exercise of stock options exercisable within 60 days after September 26, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis reviews the executive compensation program, policies and decisions of the Company’s Compensation Committee with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “named executive officers”). At the end of fiscal year 2011, the named executive officers who remain employees of the Company are:

•	Anthony L. Otten, Chief Executive Officer (“CEO”)

•	Jeffrey A. Wagonhurst, Sr. President & Chief Operating Officer (“COO”)

•	Cynthia A. Downes, Executive Vice President and Chief Financial Officer (“CFO”)

•	J. Joseph Tyler, Senior Vice President

•	Lee A. Staab, Senior Vice President

Executive Compensation Philosophies and Policies

The compensation philosophy of the Compensation Committee (the “Committee”) is built on the principles of pay for performance, stock ownership and alignment of management interests with the long-term interest of the Stockholders. The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The target levels of new executive officers’ overall compensation are intended to be consistent with compensation in the professional services industry for similar executives. For present executive officers, except in the case of misaligned salary levels, it is the Committee’s intent not to increase base salary levels, but to provide significant incentive compensation to drive the Company’s performance. In addition, the Committee seeks to provide a clear and transparent executive compensation process that reflects the understanding, input and decisional factors that make the compensation and incentive system a valuable tool to increase Stockholder value.

The Company’s executive compensation program includes three components:

•

Base Salary — Salaries are based upon salaries paid to other executives in the professional services industry. Once agreed upon, unless there is a clear misalignment, these salary levels will not be increased in the next few years.

•

Annual Bonus — Bonuses are paid pursuant to an incentive pay for performance plan established at the beginning of each fiscal year by the Committee as discussed below and are intended to reward performance achieved during the applicable fiscal year. This pay for performance incentive plan balances the short-term and long-term needs of the Company. Under the cash bonus element of the incentive plan, a bonus pool is created each fiscal year upon the attainment of certain financial targets set by the Board. If the Company meets the targets, the Committee then determines the allocation of a pre-determined portion of the incentive pool among the executive officers based on each executive officer’s position and individual contribution to the Company’s performance. Each executive officer’s performance is measured against financial, profitability, growth, strategic and operational goals consistent with the Company’s business plan. For the immediate future, greater emphasis is focused on the short-term well-being of Versar.

•

Long-Term Incentive Awards — The purpose of this element of the Company’s executive compensation program is to link management compensation with the long-term interest of the Company’s Stockholders, as well as the performance of the Company in a single fiscal year. Long-term incentive awards are granted at the discretion of the Committee usually in the form of restricted stock or restricted stock units from a pool established under the incentive plan, and the Committee bases its decision to grant such awards on the individual’s performance and potential to contribute to the creation of stockholder value.

Incentive Compensation Philosophy and Policies

The Committee annually creates a company-wide Incentive Compensation Pay For Performance Plan (“Incentive Plan”) which is presented to and approved by the Company’s Board of Directors at the beginning of each fiscal year at its meeting held in September. The Incentive Plan sets general principles that apply to all elements of compensation and directly establishes the rules for the award of cash bonuses and stock-based compensation. The Incentive Plan typically consists of two parts: the first part is a written Incentive Compensation Plan; and, the second part consists of establishing general principles and guidelines for incentive compensation, but does not include strict written rules, terms, or conditions which are contained in a written Incentive Compensation Plan. The Committee establishes a set of guidelines applicable to all elements of the Company’s compensation and that apply directly to the Incentive Plan each year, including:

•	The management team’s compensation is linked to Versar’s profitability, growth and strategic position;

•	The Incentive Plan’s key concept, pay for performance, balances short-term needs and long-term goals of the Company and the management team;

•	The Pay for Performance concept is applicable to all elements of compensation, including base salary and merit increases, cash bonuses and restricted stock awards;

•	The Incentive Plan is simple, rational, clearly understandable, consistent across the board and based upon agreed-upon measurable parameters;

•	The Incentive Plan is based upon meeting certain levels of pre-tax income;

•

The Incentive Plan is driven by a combination of metrics, depending on the level of management. The intent is to have all levels of management have a significant portion of their compensation tied to the Company’s performance; and

•	Management is authorized to reward individual performance based on overachievement of project profitability.

For fiscal year 2011, the Committee determined that individual Incentive Plan awards would be based 60 to 65% on financial goals emphasizing the short-term well-being of Versar and 35 to 40% upon meeting strategic growth and sustainability goals of Versar over a longer period.

Cash Bonuses.    Under the Incentive Plan, a discretionary bonus pool is created each fiscal year contingent on the Company meeting certain minimum pre-tax income targets set by the Board. For fiscal year 2011, the Board set the sole criteria for the creation of the bonus pool as the Company’s pre-tax income. The minimum goal for fiscal year 2011 was $4 million in pre-tax income, with a bonus pool of $200,000 at that level. The bonus pool was designed to increase as pre-tax income reached higher levels so that at $7.3 million of pre-tax income, a $1.6 million bonus pool would be created. For fiscal year 2012 the bonus pool has a minimum goal of $5.9 million in pre-tax income, with a bonus pool of $475,000 at that level. Again, as pre-tax income increases, the bonus pool expands on the same ratio as the Incentive Plan for fiscal year 2011.

The fiscal year 2011 bonus pool was divided into three different segments: one for named executive officers and other executive officers, one for other managers and one for other key employees. There are varying percentages of participation by each group. The named executive officers and other executive officers do not participate in the first $100,000 of the bonus pool. If the bonus pool is greater than $100,000, the named executive officers and other senior managers are allocated an increasing percentage of the bonus pool and are allocated 60% of the bonus pool in excess of $300,000 and 65% if the pool exceeds $900,000. If the named executive officers and other senior managers are entitled to a bonus, the Committee determines the allocation of bonuses among the named executive officers and other senior managers from the pools established for each category of employee, based on each executive officer’s or manager’s position, contribution to the Company including the achievement of established performance goals, and information regarding mid-range bonuses paid by others in the professional services industry based on information provided by its compensation consultant discussed below. The Incentive Plan for fiscal year 2012 divides the incentive groups into four levels; the Corporate Management; Operations Management; Operating Staff; and, Administrative Staff. However, this change is not expected to materially change the allocation of cash incentive payments between executive officers and other employees significantly from those made in fiscal year 2011.

Restricted Stock Awards.    While the cash bonus component of the Incentive Plan focuses solely on past performance, awards of restricted stock or restricted stock units (“restricted stock”) take into account both past performance and the need to provide the executive officers, other managers and key employees with an incentive to drive future performance of the Company. Restricted stock is also used as an incentive for future performance, in particular for new key employees, and long-term retention and commitment to the Company’s future. Restricted stock awards are currently made under the Company’s 2010 Stock Incentive Plan and 2002 Stock Incentive Plan. While both plans allow the use of stock options and other forms of stock-based awards, the Committee has determined that all awards will currently be in the form of restricted stock and restricted stock units because restricted stock provides an opportunity to tie employees’ incentives to the growth of Stockholder value while having less of an impact from an accounting standpoint on the earnings of the Company than stock options.

In the fiscal year 2011 Incentive Plan, the number of restricted shares available for award was based on the same measure used to establish the size of the cash bonus pool, subject to a minimum and maximum award range. For fiscal year 2011, the minimum pool for restricted stock awards was set at 30,000 shares and the maximum pool was 120,000 shares. The Incentive Plan for fiscal year 2012 follows the same format as the previous year, and the minimum pool will be 30,000 shares and the maximum pool will be 120,000 shares.

Compensation Process

As noted above, in establishing the Incentive Plan, the Committee annually reviews the overall compensation of senior management as well as the size and composition of the cash portion and stock-based award portion of the Incentive Plan at the beginning of each fiscal year.

At the same time, the Committee gathers data regarding the Company’s performance during the immediately preceding fiscal year to determine the awards to be made under the Incentive Plan for that then completed fiscal year.

In making its compensation decisions, the Committee has historically and in fiscal year 2011 used the services of Mr. Steve Parker of HR Solutions, a compensation consulting firm. Annually, Mr. Parker compiles information from publicly available compensation surveys and benchmarks, including those prepared by Mercer LLC, Radford Surveys + Consulting, Washington Technical Personnel Forum, and Culpepper and Associates, Inc., regarding companies in the professional services industry. The compilation prepared by Mr. Parker includes compensation data for different executive levels of professional services companies of various sizes and in various geographic locations, but does not include the names of the individual companies used to compile the survey data. The publicly available compensation surveys and benchmarks used to prepare the compilation are chosen by Mr. Parker based only on general direction from the Committee. Under the direction of Dr. Metry, Mr. Parker provided detailed information by type of executive position for fiscal year 2011 focused on professional service companies with revenues in a range similar to that achieved by Versar over the same period. The compilation included an average of the mid-range of salaries and bonus percentages for the various executive levels within the professional services industry. In making compensation decisions, the Committee’s goal is to over time provide for executives’ salaries and bonuses within the mid-range averages shown by the compilation. Mr. Parker submitted the compilation for calendar year 2011 to the Committee.

In making compensation decisions, the Committee also takes into account the accounting and tax impact to the Company of the proposed compensation under consideration. Section 162(m) of the Internal Revenue Code has not been a relevant factor in the Committee’s compensation decisions to date, because the levels of compensation historically paid to the executive officers have been substantially below the $1 million threshold set forth in Section 162(m). If the Committee were to consider compensation increases sufficient to reach this threshold, advice regarding application and impact of Section 162(m) would be sought. In setting compensation, the Compensation Committee also considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Versar’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may apply.

Compensation Decisions

Base Salary

The Committee determined that it would not make general merit adjustments for executive officer salaries in fiscal year 2011 or for the foreseeable future absent a promotion or needed equalization adjustment. Rather, the Committee determined to focus on incentive compensation based on the Pay for Performance principle for increasing executive’s compensation. However, for fiscal year 2011, the Committee determined that Jeffrey Moran’s salary was misaligned with those of his peers and approved a $15,000 annual increase to $180,000 per annum effective September 11, 2010.

In determining executive compensation for fiscal year 2012, the Committee considered the financial performance of the Company during fiscal year 2011, and again decided that no salary increases should be granted. Rather, the Committee decided that senior management should receive increased compensation through the Company’s pay for performance program except as noted below. The Committee determined that Senior Vice President Peter Cooper’s salary was misaligned with those of his peers and approved a $5,000 annual increase to $180,000 per annum effective September 24, 2011.

Bonuses

In fiscal year 2011, the Company earned $5.9 million in pre-tax income, resulting in the accrual of a bonus pool of $1.1 million under the 2011 Incentive Plan, of which $449,580 was allocated to a pool for the named executive officers and other executive officers, $427,920 was reserved to the pool for the remaining operations management team and $221,500 was reserved for the pool for key employees.

Based on fiscal year 2011 performance, based upon the information provided by the Committee’s compensation consultant and other information about comparable companies, the Committee decided in September 2011 that the CEO, President and COO, CFO and the other executive officers would share in any bonus pool allocated to the executive officers up to a maximum payment equal to the following percentages of base salary (the “Guideline Bonus Amount”):

Chief Executive Officer — 60%

President, & Chief Operating Officer — 40%

Executive Vice President, & Chief Financial Officer — 40%

Senior Vice President & General Counsel — 35%

Senior Vice President, Corporate Initiatives & Integration — 35%

Chief Administrative Officer — 35%

Senior Vice Presidents for Operating Units — 30%

The Committee then assessed the performance of each named executive officer against certain financial and strategic/operational goals. For the Chief Executive Officer, President and Chief Operating Officer, General Counsel, Chief Financial Officer and Senior Vice Presidents for Operating Units additional profit incentive potential is available to increase or decrease the bonus award depending on the Company’s or unit’s financial performance above or below certain pre-determined and approved financial goals, plus adjustments for other contributions.

For the Chief Executive Officer, Mr. Otten, the President and Chief Operating Officer, Mr. Wagonhurst and the Senior Vice President for Initiatives & Integration, Mr. Tyler, the Committee determined, based on their performance, that they were entitled to a bonus equal to 90% of each Guideline Bonus Amount based on the above percentages, and that Mr. Otten and Mr. Wagonhurst were entitled to additional profit incentive award. Mr. Staab, the Committee determined, was entitled to a bonus on his performance equal to 95% of his Guideline Bonus Amount of his base salary based on the above percentage, plus an additional profit incentive award. Ms. Downes, the Committee determined, based on her performance, was entitled to performance factor of 95%, however, because she joined the Company in April 2011 she was not entitled to a bonus under the Plan. Nevertheless, a special bonus was awarded based on her superior performance.

Named Executive Officer	Fiscal Year 2011 Cash Bonus
Anthony L. Otten	$172,000
Jeffrey A. Wagonhurst, Sr.	$100,000
Cynthia A. Downes	$20,000
J. Joseph Tyler	$69,300
Lee A. Staab	$67,700

Restricted Stock Awards

In fiscal year 2011, the Committee awarded 24,000 shares of restricted stock to ten employees for their extraordinary efforts and results in fiscal year 2010, despite the Company’s otherwise poor financial performance. Three executive officers received awards of restricted stock, vesting over a two year period as follows: 10,000 shares to Chief Executive Officer, Anthony L. Otten, 5,000 shares to Senior Vice President and Chief Administrative Officer, Michael J. Abram, and 2,000 shares to Senior Vice President, Professional Services Group Manager, Gina L. Foringer.

On September 7, 2011, the Compensation Committee awarded 92,000 restricted share units under the 2010 Incentive Compensation Plan to 22 employees, including all five named executive officers, under the Company’s fiscal year 2011 Incentive Compensation Plan based on performance during fiscal year 2011. These restricted share units will vest over a two year period, 50% on each anniversary.

Named Executive Officer	Restricted Stock Units Awarded (# of shares)
Antony L. Otten(1)	23,500
Jeffrey A. Wagonhurst, Sr.	12,000
Cynthia A. Downes(2)	3,000
J. Joseph Tyler(3)	5,000
Lee A. Staab	5,000

(1)	This is in addition to the award of 20,000 restricted shares, 10,000 of which were awarded upon Mr. Otten’s election as CEO on February 15, 2010 and another 10,000 awarded on September 8, 2010.

(2)	This is in addition to the award of 10,000 restricted shares awarded as of April 16, 2011 upon joining the Company.

(3)	This is in addition to the award of 3,000 restricted shares awarded as of March 1, 2010 upon joining the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and had the opportunity to discuss the Compensation Discussion and Analysis with management. Based on this review, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors:

Dr. Amir A. Metry, Chairperson

Ruth I. Dreessen

Dr. Robert L. Durfee

Amoretta M. Hoeber

SUMMARY COMPENSATION TABLE

The following table presents compensation information earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers during the fiscal year ended July 1, 2011. We refer to these executive officers as our named executive officers in this Proxy Statement.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Anthony L. Otten(5) Chief Executive Officer	2011 2010	303,893 107,308	172,000 —	21,100 27,200	12,985 8,377	509,978 142,885
Jeffrey A. Wagonhurst, Sr. President	2011 2010 2009	257,387 233,654 198,846	100,000 — 73,900	— 11,340 39,065	19,351 19,535 19,793	376,738 338,429 331,604
Lawrence W. Sinnott(6) Executive Vice President and Chief Financial Officer	2011 2010 2009	210,731 250,000 239,231	— 101,840 95,300	— 15,120 79,412	95,714 13,509 13,549	306,445 380,469 427,492
Cynthia A. Downes(7) Executive Vice President and Chief Financial Officer	2011	38,077	20,000	31,000	1,706	90,683
J. Joseph Tyler(8) Senior Vice President, Corporate Initiatives & Integration	2011 2010	215,121 64,615	69,300 —	— 8,880	12,312 4,298	296,733 81,872
Lee A. Staab(9) Senior Vice President, International Program Group	2011 2010 2009	335,551 323,927 265,846	67,700 53,270 15,000	— 7,200 —	14,951 5,633 —	418,202 390,030 280,846

(1)	Includes regular base salary earnings in fiscal year 2011, 2010 and 2009.

(2)	Bonus amounts represent amounts awarded for performance during the fiscal year and paid after the fiscal year end.

(3)

Represents the fair value of shares of restricted stock granted in fiscal years 2011, 2010 and 2009, the reported amounts represent the grant date fair values of the awards, in accordance with FASB Topic 718. The grant date fair value is determined by multiplying the number of shares granted by the closing price of the Company’s Common Stock on the grant date.

(4)

Consists of the following: Any severance payments, payments for accrued Personal Time Off after leaving the Company, Company paid life insurance, Company paid disability, executive medical reimbursement, and Company match to employee’s 401(k) Plan contribution.

(5)	Mr. Otten was elected Chief Executive Officer on February 10, 2010.

(6)	Mr. Sinnott resigned as Executive Vice President and Chief Financial Officer on February 10, 2011.

(7)	Ms. Downes became an employee and executive officer of the Company effective April 16, 2011.

(8)	Mr. Tyler became an employee of the Company in fiscal year 2010.

(9)

Mr Staab became an employee of the Company on July 19, 2008. In fiscal year 2011 his base salary was $220,000. The remainder of his salary in fiscal year 2011 was compensation for overseas and war zone deployment uplifts.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)
Anthony L. Otten	9/8/10		10,000	21,100
Cynthia A. Downes	4/16/11	(1)	10,000	31,000

(1)	The restricted stock awarded to Ms. Downes by the Compensation Committee upon her employment by the Company.

(2)

The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the grant date fair values of the awards. The grant date fair value is determined in accordance with FASB Topic 718 by multiplying the number of shares granted by the closing price of the Company’s Common Stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Anthony L. Otten	—	—	—	5,000 5,000	(2) (3)	13,600 10,550
Jeffrey A. Wagonhurst, Sr.	2,000	3.82	9/14/14	—		—
Cynthia A. Downes	0	—	—	10,000	(4)	31,000
J. Joseph Tyler	0	—	—	1,500	(5)	4,440
Lee A. Staab	0	—	—	—		—

(1)	All outstanding options are fully vested.

(2)	Represents the remaining unvested shares from the restricted stock award granted on February 15, 2010.

(3)	Represents the remaining unvested shares from the restricted stock award granted on September 8, 2010.

(4)	Represents the unvested restricted stock awarded on April 16, 2011.

(5)	Represents the remaining unvested shares from the restricted stock award granted on March 1, 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Antony L. Otten	—	—	5,000	18,000
Jeffrey A. Wagonhurst, Sr.	—	—	1,500	4,860
Lawrence W. Sinnott	25,000 20,000	40,000 12,000	6,000 2,000	20,160 6,540
Cynthia A. Downes	—	—	—	—
J. Joseph Tyler	—	—	1,500	5,265
Lee A. Staab	—	—	1,000	3,240

(1)	Represents the difference between the exercise price and the fair market value of the Company’s Common Stock on the date of exercise.

(2)	Calculated by multiplying the number of shares by the fair market value of the Company’s Common Stock (based on the closing price for the Common Stock on the NYSE Amex) on the date of vesting.

Change in Control Agreements

The Company has entered into a change in control severance agreement with Messrs. Otten, Wagonhurst, Ms. Downes, and Mr. Tyler. The agreements provide that there is a change in control upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities), if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board, a merger approval (subject to exceptions listed in the agreement), a sale of all or substantially all of the Company’s assets, a complete liquidation or dissolution of the Company, or a going private transaction. Under each of the agreements, severance benefits are payable to an executive officer if, during the term of the agreement and after a change in control has occurred, the executive’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if the executive resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location). Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include (i) a lump sum cash payment equal to two times the executive’s annual base salary, or, if higher, the annual base salary in effect immediately before the change in control, potential change in control or good reason event, (ii) a lump sum cash payment equal to two times the higher of the amounts paid to the executive under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred, (iii) a lump sum payment for any amounts accrued under any other incentive plan, (iv) a continuation for 24 months of the life, disability and accident benefits the executive was receiving before the end of his employment, (v) a continuation for 18 months of the health and dental insurance benefits he or she was receiving before the end of his or her employment, (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers, and (vii) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan. Further, the Company provides certain medical benefits to retired executive officers who serve as chief executive officer or a vice president. A termination following a change in control will be deemed retirement for purposes of the provision of these medical benefits.

The change in control severance agreement for Mr. Otten will expire on May 23, 2012 and for Mr. Wagonhurst on March 17, 2012, for Mr. Tyler on March 16, 2012 and for Ms. Downes on September 7, 2013 or the date on which an executive officer ceases to serve in his or her current position with the Company, in each case prior to the occurrence of a potential change in control or a change in control, as defined above. If a change in control occurs during the term of the change in control severance agreements, the above termination dates will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the change in control occurred.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, which Mr. Otten would have received if his employment had been terminated on the last day of fiscal year 2011 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	600,000	344,000	25,970
Termination or resignation following a potential change of control	600,000	344,000	25,970
Successor fails to assume the contract	600,000	344,000	25,970

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Otten and not generally available to other employees for life insurance and medical and tax account benefits.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Mr. Wagonhurst would have received if his employment had been terminated on the last day of fiscal year 2011 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	500,000	200,000	38,702
Termination or resignation following a potential change of control	500,000	200,000	38,702
Successor fails to assume the contract	500,000	200,000	38,702

(1)

Payment for additional benefit costs paid by the Company on behalf of Mr. Wagonhurst and not generally available to other employees for life and disability insurance and medical and tax accounting benefits.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, which Ms. Downes would have received if her employment had been terminated on the last day of fiscal year 2011 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	440,000	40,000	3,412
Termination or resignation following a potential change of control	440,000	40,000	3,412
Successor fails to assume the contract	440,000	40,000	3,412

(1)

Payment for additional benefit costs paid by the Company on behalf of Ms. Downes and not generally available to other employees for life and disability insurance and medical and tax accounting benefits.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, which Mr. Tyler would have received if his employment had been terminated on the last day of fiscal year 2011 under the circumstances described below.

	Salary $	Bonus $	Benefits $(1)
Termination or resignation following a change of control	420,000	138,600	26,624
Termination or resignation following a potential change of control	420,000	138,600	26,624
Successor fails to assume the contract	420,000	138,600	26,624

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Tyler and not generally available to other employees for life insurance and medical and tax account benefits.

Risk Considerations in our Compensation Program

During fiscal year 2011, the Compensation Committee considered the impact of the Company’s executive compensation policies and practices, and the incentives created by its policies and practices, on the Company’s risk profile, and concluded that they do not motivate imprudent risk taking. In addition, the Committee periodically reviews all of the Company’s compensation policies and procedures, including the incentives they create, and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In conducting this review, the Committee also reviews the compensation program for any design features which have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity

•	compensation mix overly weighted toward annual incentives

•	highly leveraged payout curves and uncapped payouts

•	unreasonable goals and thresholds

•	steep payout cliffs at performance levels that may encourage short-term business decisions to meet payout thresholds.

In reaching its conclusion, the Committee noted several design features of its compensation program that reduce the likelihood of excessive risk taking:

•	the Company’s program and policies are designed to provide a balanced mix of cash and restricted equity, annual and longer-term incentives

•	maximum payout levels for bonuses are capped based on a review of the Company’s economic position and prospects, as well as the compensation offered by comparable companies

•	the Committee has discretion to alter, including reduce, incentive plan payouts or make discretionary awards

•

the Incentive Plan uses pre-tax income as the performance measure for determining incentive payouts, which encourages executives to take a balanced approach focused on corporate profitability, rather than other measures, such as revenue targets, which may incentivize executives to drive sales levels without regard to cost structure.

REPORT OF THE AUDIT COMMITTEE

In fiscal year 2011, the Board’s Audit Committee consisted of four non-employee directors, James L. Gallagher, as Chair, Dr. Robert L. Durfee, Paul J. Hoeper and Ruth I. Dreessen. Each member had been determined to be an independent director under NYSE Amex listing standards and the rules and regulations of the SEC. Further, the Company’s Board of Directors has determined that Ms. Dreessen is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which meets the requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such role for the 2011 fiscal year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for financial internal controls and other financial statement requirements under the Sarbanes-Oxley Act. In carrying out its oversight responsibilities, the Committee met with management and reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended July 1, 2011. The review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee received written disclosures and a letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton their independence. The Committee meets periodically and privately with Grant Thornton to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting, financial management, accounting and internal controls. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 1, 2011 for filing with the SEC.

Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the SEC, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2012 and is submitting its decision for Stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors:

James L. Gallagher, Chairperson

Dr. Robert L. Durfee

Ruth I. Dreessen

Paul J. Hoeper

Audit Fees

In fiscal years 2011 and 2010, Versar paid Grant Thornton $227,694 and $330,012, respectively, for quarterly reviews, the annual fiscal year audit and in fiscal year 2010, Sarbanes-Oxley audit services for which

Versar no longer needs to incur because of an exception enacted in the Dodd-Frank Act. Versar also made payments of $13,171 and $13,022 in fiscal years 2011 and 2010 to SGV & Co. for audit services in the Philippines. Versar paid Mazars $21,157 in fiscal year 2010 and $16,000 in fiscal year 2011 for audit services in the United Kingdom.

Audit-Related Fees

Versar paid Grant Thornton $19,501 in fiscal year 2011 and $19,080 in fiscal year 2010 for audit-related fees for assurance and related services.

Tax Fees

In fiscal years 2011 and 2010, Versar paid $157,045 and $82,207, respectively, to Grant Thornton for federal and state tax compliance services. Versar paid $3,875 and $ 3,818 in fiscal years 2011 and 2010 to SGV & Co. for tax advisory services in the Philippines.

All Other Fees

In fiscal years 2011 and 2010, Versar paid $18,965 and $31,989, respectively, to Grant Thornton for various tax consulting, including acquisition accounting advice. In fiscal year 2011, Versar paid Mazars $9,952 for various tax consulting and stamp duty filings in the United Kingdom.

The Audit Committee has adopted a comprehensive pre-approval policy for services by its registered public accounting firm. All services by Grant Thornton rendered in fiscal years 2011 and 2010 received prior approval by the Audit Committee. The Committee expects that all services performed by Grant Thornton in fiscal year 2012 will be subject to pre-approval by the Audit Committee.

PROPOSAL NO. 2

APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton as independent registered public accounting firm of the Company for fiscal year 2012 be ratified by the Stockholders. Grant Thornton has been the Company’s accountants since 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton and the enclosed proxy will be so voted unless a vote against the proposal or an abstention is specifically indicated.

2012 ANNUAL MEETING

It is presently contemplated that the 2012 annual meeting of stockholders will be held on or about November 14, 2012. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2012 annual meeting of stockholders, it must be received by the Secretary of the Company no later than June 14, 2012, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2012 annual meeting of stockholders subsequent to June 14, 2012 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2012 annual meeting for which the Company does not receive notice on or before August 28, 2012 shall be subject to the discretionary vote of the proxy holders at the 2012 annual meeting of stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James C. Dobbs

Secretary

October 12, 2011

PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 16, 2011 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Paul J. Hoeper and Anthony L. Otten, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc. (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia, on Wednesday, November 16, 2011 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated hereof.

Please be sure to date and sign

this proxy card in the box below.

Date

Sign above Co-holder (if any) sign above

REVOCABLE PROXY VERSAR, INC.

For With-hold For All Except

1. Election of Directors

Nominees

01 Robert L. Durfee

02 Paul J. Hoeper

03 James L. Gallagher

04 Amoretta M. Hoeber

05 Amir A. Metry

06 Anthony L. Otten

07 Ruth I. Dreessen

08 Jeffrey A. Wagonhurst

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. Ratification of the appointment of Grant Thornton LLP as independent accountants for fiscal year 2012.

For Against Abstain

3. In their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated, in each case, October 12, 2011. All other proxies heretofore given by the undersigned to vote shares of the Company’s Common Stock are expressly revoked.

The shares represented by this proxy will be voted as described hereof by the Stockholder. If not otherwise directed, this proxy will be voted FOR all nominees for directors listed in proposal 1 and FOR proposals referred to in Items 2 and 3.

Detach above card, sign, date and mail in postage paid envelope provided.

VERSAR, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE

AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/7054

Rev.1

7054